Exhibit 99.1

P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Kevin Dunnigan Assistant Treasurer 540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES $50 MILLION STOCK REPURCHASE PROGRAM AND CORPORATE HEADQUARTERS CHANGE IN WINCHESTER, VIRGINIA

WINCHESTER, Virginia (December 1, 2016) -- American Woodmark Corporation (NASDAQ: AMWD) today announced that on November 30, 2016 the Board of Directors authorized an additional stock repurchase program of up to $50 million of the Company’s outstanding common shares. This authorization is in addition to the $15 million remaining from the November 2014 authorization and $1.5 million remaining from the November 2015 authorization. Management expects to fund share repurchases using available cash and cash generated from operations.

The Company also announced that it will be building a new corporate headquarters in Winchester, Virginia. The new space will consolidate employees that currently occupy four buildings in Winchester, Virginia and Frederick County, Virginia, in early 2018. The new building will be self-funded for approximately $30 million.

American Woodmark worked closely with The Virginia Economic Development Partnership and with Frederick County to secure the project for Virginia. Governor McAuliffe approved a $550,000 grant from the Commonwealth’s Opportunity Fund to assist the County with the project. “Ensuring companies like American Woodmark Corporation, that are central to the economic strength of a region, have the resources and support to thrive is a top priority for my administration,” said Governor McAuliffe. A Local Economic Development Grant was also approved by Frederick County for $350,000.

Cary Dunston, President and CEO commented, “At American Woodmark, we truly believe we differentiate ourselves in all we do based on our people and the incredible culture we have built.  As part of our 2019 Vision, we have challenged ourselves to take our culture to the next level.  As such, I am extremely excited that we will be creating a central corporate office, consolidating four facilities within the Winchester area.  By bringing our employees together at one location, we will further strengthen our interpersonal connections, drive efficiency in our day-to-day interactions and greatly enhance our ability to move our culture towards our vision.”

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates nine manufacturing facilities and seven service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward‑looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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